Exhibit 1

Appendix 3D

Changes relating to buy-back

Rule 3.8A

Appendix 3D

Changes relating to buy-back
(except minimum holding buy-back)

Information and documents given to ASX become ASX’s property and may be made public.

Introduced 1/9/99.  Origin: Appendix 7B.  Amended 13/3/2000, 30/9/2001.

Name of entity	ABN
RINKER GROUP LIMITED	53 003 433 118

We (the entity) give ASX the following information.

1	Date that an Appendix 3C or the last Appendix 3D was given to ASX	20 February 2004

Information about the change

Complete each item for which there has been a change and items 9 and 10.

		Column 1	Column 2
		(Details announced to market in Appendix 3C or last Appendix 3D)	(Details of change to buy-back proposals)

On-market buy-back

2	Name of broker who will act on the company’s behalf	To be advised	ABN AMRO Equities Australia Limited UBS Securities Australia Limited

3	Deleted 30/9/2001.

4	If the company intends to buy back a maximum number of shares - that number	94,499,449	No change

Note:  This requires a figure to be included, not a percentage.  The reference to a maximum number is to the total number including shares already bought back and shares remaining to be bought back.  If the total has not changed, the item does not need to be completed.

+ See chapter 19 for defined terms.

		Column 1	Column 2
		(Details announced to market in Appendix 3C or last Appendix 3D)	(Details of change to buy-back proposals)

5	If the company intends to buy back a maximum number of shares - the number remaining to be bought back	As per item 4	No change

6	If the company intends to buy-back shares within a period of time - that period of time; if the company intends that the buy-back be of unlimited duration - that intention	During the period from 27 May 2004 to 26 May 2005*	No change

7	If the company intends to buy back shares if conditions are met - those conditions	Not applicable	No change

* Rinker reserves the right to terminate the buyback at any time

All buy-backs

8	Any other change	None

9	Reason for change	Brokers have now been appointed

10	Any other information material to a shareholder’s decision whether to accept the offer (eg, details of any proposed takeover bid)	Not applicable

Compliance statement

1.                The company is in compliance with all Corporations Act requirements relevant to this buy-back.

2.                There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here:                    Date: 13 May 2004

(Company secretary)

Print name:                  Peter Abraham

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